Exhibit 8.1

Vinson & Elkins L.L.P.

2300 First City Tower

1001 Fannin Street

Houston, Texas 77002-6760

April 26, 2004

Rayonier Inc.

50 North Laura Street

Jacksonville, Florida 32202

Gentlemen:

You have requested our opinion concerning: (a) the qualification of Rayonier Inc. (“Rayonier”) as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) and (b) the accuracy of the tax discussion in the prospectus contained in the Registration Statement on Form S-4 filed by Rayonier with the Securities and Exchange Commission (the “SEC”) on April 26, 2004 (the “Registration Statement”), relating to the offering of up to 7,000,000 common shares of Rayonier.

We have examined the Registration Statement and such other documents as we have considered necessary or appropriate for purposes of issuing our opinions. We also have received certain representations from officers of Rayonier. In rendering the opinions set forth below, we have relied upon those representations, and the information presented in the Registration Statement and other documents, without undertaking any independent verification of the accuracy or completeness of those matters.

In our review, we have assumed that each representation and all other information that we reviewed is true and correct in all material respects and will remain true and correct, that all obligations imposed by any documents on the parties have been or will be performed, that the Registration Statement and the other information fairly describes the past and expected future actions of the parties, and that Rayonier has been and will be operated in a fashion consistent with the expectations described in the Registration Statement and the representations. We have not made an independent investigation of the accuracy or completeness of those matters and have assumed that the information made available to us accurately and completely describes all material facts relevant to our opinion.

Based on the facts, assumptions and representations referred to above, and subject to the analysis, qualifications and assumptions presented under the heading “Material Federal Income Tax Consequences” in the Registration Statement, all statements of legal conclusions contained in that section, except where noted, are our opinion. The discussion in the Registration Statement under the heading “Material Federal Income Tax Consequences” fairly summarizes the material federal income tax consequences to a purchaser of common shares of Rayonier.

Rayonier Inc.

April 26, 2004

Our opinions are based on our interpretation of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as in effect as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations, either prospective or retroactive in application, will not adversely affect the accuracy or applicability of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion will not be binding upon the Internal Revenue Service or the courts, and neither will be precluded from adopting a contrary position.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to us in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.